                                                                       Exhibit 1

                         LIMITED PARTNERSHIP AGREEMENT

                                       OF

                            CHAP-CAP PARTNERS, L.P.

         AGREEMENT OF LIMITED PARTNERSHIP dated as of ____________, 19__ by and among Chapman Capital L.L.C. as General Partner (the "General Partner") and all the parties who sign copies of this agreement to become Limited Partners. (The General Partner and the persons who sign as Limited Partners are sometimes collectively referred to as the "Partners".) Whenever the masculine or feminine gender is used in this document it shall equally, where the context admits, include the other, as well as include entities.

                                   ARTICLE I

                               GENERAL PROVISIONS

        Section 1.01 Formation   The parties hereto hereby form Chap-Cap
Partners, L.P. as a limited partnership (the "Partnership") pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act. The existence of the Partnership shall commence upon the filing with the Secretary of State of Delaware of a Certificate of Limited Partnership in accordance with the provisions of such law.

        Section 1.02 Partnership Name. The name of the Partnership is Chap-Cap Partners, L.P.

        Section 1.03 Purpose. The purpose of the Partnership is to serve as a fund through which the assets of its Partners will be utilized to invest, hold and trade in securities and other financial instruments and rights and options relating thereto.

        Section 1.04 Registered Office and Agent for Service of Process. The registered office of the Partnership shall be at 1209 Orange Street, Wilmington, Delaware 19801 and the registered agent for service of process at such office shall be The Corporation Trust Company.

        Section 1.05 Place of Business. The principal place of business of the Partnership shall be at Citicorp Center, 725 South Figueroa Street, 23rd Floor, Los Angeles, California 90017 or at such other place as the General Partner shall determine from time to time.

        Section 1.06 Fiscal Year and Fiscal Periods. The fiscal year of the Partnership shall end on December 31 of each year, subject to change by the General Partner from time to time; provided, however, that the first fiscal year of the Partnership shall be the period beginning on the date the Partnership commences operations and ending on the last day of the twelfth full month after the Partnership commences operations and the second fiscal year will end on the following December 31. A new fiscal period ("Fiscal Period") shall commence on the first day of each fiscal year, on each date of any capital contribution to the Partnership and on each date next following the date of any withdrawal of capital or retirement from the Partnership, and the prior Fiscal Period shall end on the date immediately preceding such date of commencement of a new Fiscal Period.

        Section 1.07 Liability of Limited Partners. Except as expressly provided in the Delaware Revised Uniform Limited Partnership Act, the Limited Partners shall not be liable for any liabilities, or for the payment of any debts and obligations, of the Partnership.

        Section 1.08 Assignability of Limited Partnership Interest. The limited partnership interest of a Limited Partner in the Partnership or any beneficial interest therein may not be assigned, in whole or in part, except with the consent thereto of the General Partner given in its sole and absolute discretion. Upon such an assignment of a limited partnership interest, the assignee shall become a Limited Partner upon the execution of such agreements and other documents as shall be required by the General Partner.

                                   ARTICLE II

                           COMPOSITION AND ADMISSIONS

        Section 2.01 Partners. The names and addresses of the General Partner and of each of the Limited Partners shall be set forth in a schedule of the Partnership to be kept on file at all times at the principal place of business of the Partnership. A Partner may change his address for purposes of this Agreement upon five days prior written notice to the General Partner.

        Section 2.02 Admission of Partners. With the consent of the General Partner, additional Limited Partners may be admitted to the Partnership on any date selected by the General Partner. Additional general partners may be admitted by the General Partner (i) as of January 1 and July 1 of any year; provided that the General Partner shall give 45 days prior written notice of the proposed admission to all of the Limited Partners, (ii) at any time; provided that the additional general partner is, or is an entity controlled by, Robert L. Chapman, Jr., or (iii) at any time with the consent of a majority in interest of the Limited Partners. In connection with the admission of a Partner to the Partnership, such Partner shall, in advance of such admission and as a condition thereto, sign a copy of this Agreement or a supplement hereto pursuant to which he agrees to be bound by the terms of this Agreement.

                                  ARTICLE III

                           MANAGEMENT OF PARTNERSHIP

        Section 3.01 Management of the Partnership. The Partnership shall be managed by the General Partner, which shall have the discretion of making investments on behalf of the Partnership and of exercising the powers set forth in Section 3.02. The General Partner may appoint such agents of the Partnership as it deems necessary who shall hold such offices, exercise such powers and perform such duties as shall be determined from time to time by the General Partner. The General Partner shall devote so much of its time and efforts to the affairs of the Partnership as may, in its judgment, be necessary to accomplish the purposes of the Partnership. Nothing herein contained shall prevent the General Partner, its members or any of its affiliates or any other Partner from conducting any other business, including any business within the securities industry whether or not such business is in competition with the Partnership. Without limiting the generality of the foregoing, the General Partner, its members or any of its affiliates may act as investment adviser or investment manager for others, may manage funds or capital for others and may serve as an officer, director, consultant, partner or stockholder of one or more investment funds, partnerships, securities firms or advisory firms. It is recognized that in effecting transactions, it may not always be possible or consistent with the investment objectives of the various persons or entities described above and of the Partnership to take or liquidate the same investment positions at the same time or at the same prices.

        Section 3.02 Powers of the General Partner. The General Partner shall have the power on behalf of the Partnership:

                 (a) To purchase, hold, sell and otherwise deal in securities of any sort and rights therein, on margin or otherwise;

                 (b) To sell short securities of any sort and rights therein, on margin or otherwise, and to cover such short sales;

                 (c) To write, purchase, hold, sell, and otherwise deal in put and call options of any sort and in any combination thereof;

                 (d) To purchase, hold, sell and otherwise deal in commodities, commodity contracts, commodity futures, financial futures and options in respect thereof (but the General Partner will not do so until, to the extent required, it has registered with the Commodity Futures Trading Commission);

                 (e) To purchase, hold, sell and otherwise deal in currencies, forwards, swaps, partnership interests, interests in other investment companies and any other financial instruments which exist now or are hereafter created;

                 (f) To conduct margin accounts with brokers; to open, maintain and close bank accounts and draw checks or other orders for the payment of moneys; to pledge securities for loans, and, in connection with any such pledge, to effect borrowings from brokers, banks and other financial institutions;

                 (g) To make unsecured indexed loans to Robert L. Chapman, Jr. for the purpose of capturing an investment return indexed to all or a portion of the return on certain thrift conversions;

                 (h) To enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in conducting the business of the Partnership, including but not limited to contracts, agreements or other undertakings with persons, firms or corporations with which the General Partner or any other Partner is affiliated; and

                 (i)      To act for the Partnership in all other matters.

         Section 3.03 Limitation of Liability; Indemnification.

                 (a) The General Partner, its members, any employee or affiliate of the General Partner and the person or persons designated pursuant to Section 9.02 shall not be liable for any loss or cost arising out of, or in connection with, any act or activity undertaken (or omitted to be undertaken) in fulfillment of any obligation or responsibility under this Agreement, including any such loss sustained by reason of any investment or the sale or retention of any security or other asset of the Partnership; provided that any persons exculpated from liability under this Section shall not be exculpated from any liability arising from losses caused by his, her or its gross negligence or willful malfeasance.

                 (b) The General Partner, its members, any employee or affiliate of the General Partner and the person or persons designated pursuant to Section 9.02 shall be indemnified and held harmless by the Partnership to the fullest extent legally permissible under and by virtue of the laws of the State of Delaware, as amended from time to time, from and against any and all loss, liability and expense (including without limitation judgments, fines, amounts paid or to be paid in settlement and reasonable attorney's fees) incurred or suffered by the General Partner, its members, any employee or affiliate of the General Partner or such other persons in connection with the good faith performance by the General Partner, its members, any employee or affiliate of the General Partner or such other persons of their responsibilities to the Partnership; provided that, any person entitled to be indemnified under this Section shall not be indemnified nor held harmless for any loss, liability or expense resulting from his, her or its gross negligence or willful malfeasance.

                                   ARTICLE IV

               EXPENSES OF PARTNERSHIP, ORGANIZATIONAL EXPENSES,
                OVERHEAD EXPENSES AND FEE TO THE GENERAL PARTNER

        Section 4.01 Expenses of Partnership Generally. The General Partner is authorized to incur and pay in the name and on behalf of the Partnership all expenses which it deems necessary or advisable.

        Section 4.02 Organizational Expenses. The General Partner is authorized to incur and pay in the name and on behalf of the Partnership the organizational expenses of the Partnership including expenses incurred in connection with the initial offer and sale of interests in the Partnership ("Organizational Expenses"). Organizational Expenses will be borne by the Partnership and will be amortized over a period of 60 months from the formation of the Partnership.

        Section 4.03 Overhead Expenses. The General Partner will be responsible for and will pay or cause to be paid the "Office Overhead Expenses" of the Partnership. "Office Overhead Expenses" shall mean overhead expenses of an ordinarily recurring nature such as rent, supplies, secretarial expenses, telephone expenses, printing and stationery, charges for furniture and fixtures, employee insurance, payroll taxes, compensation of security analysts and administrative personnel, and other reasonable expenses of the Partnership as determined by the General Partner in its sole and absolute discretion. The Partnership will be responsible for all of its other expenses including Organizational Expenses, legal, accounting and other professional fees, investment expenses such as commissions, research expenses, out-of-pocket travel expenses incurred in connection with research of investment opportunities for the Partnership, interest on margin accounts and other indebtedness, borrowing charges on securities sold short, custodial fees, bank service fees and any other reasonable expenses related to the purchase, sale or transmittal of Partnership assets as shall be determined by the General Partner in its sole and absolute discretion. Certain services included in Office Overhead Expenses may be obtained by the use of commissions arising from the Partnership's portfolio transactions.

        Section 4.04 Basic Fee to the General Partner. In partial consideration for the General Partner paying (or causing to be paid) all of the Office Overhead Expenses (as defined in Section 4.03) and providing other services, the Partnership shall pay the General Partner (or any persons or entities designated by the General Partner) a quarterly basic fee computed at an annual rate of 1% (i.e., 1/4 of 1% per quarter) of the net assets of the Partnership. Such fee shall be paid promptly after the last day of each quarter (or the day the Partnership terminates if other than the last day of a quarter ) and shall be calculated based on the value of the net assets of the Partnership as of the last day of such quarter (or the day the Partnership terminates, as the case may be) adjusted for contributions or withdrawals made during the quarter. Such fee shall be prorated for periods less than a full quarter.

                                   ARTICLE V

                   CAPITAL ACCOUNTS AND CAPITAL CONTRIBUTIONS

        Section 5.01 Capital Accounts. A Partner's "Capital Account" as of a particular date shall consist of the following:

                 (a)      an amount equal to his original capital contribution;

                 (b) the additions, if any, to such account by reason of capital contributions made on or before such date; and

                 (c) the adjustments, if any, to such account in accordance with the provisions of Section 5.03 and Article VI.

        Section 5.02 Capital Contributions. Contributions to the capital of the Partnership shall be made in cash or, in the sole and absolute discretion of the General Partner, in securities or partly in cash and partly in securities.

        Section 5.03 Certain Adjustments to Capital Accounts. The amount of withdrawals, if any, made by a Partner shall be deducted from such Partner's Capital Account as of the date of such withdrawal.

        Section 5.04 Additional Contributions to Capital. A Partner may, with the consent of the General Partner, make additional contributions to the capital of the Partnership on any date selected by the General Partner.

                                   ARTICLE VI

                   ALLOCATION OF NET PROFITS AND NET LOSSES;
                 DETERMINATION OF NET PROFITS AND NET LOSSES;
                    PRIOR FISCAL PERIOD ITEMS; HOT ISSUES

        Section 6.01 Allocation of Net Profits and Net Losses.

                 (a) Except as otherwise provided in Section 6.03 regarding the treatment of "Hot Issues" (as hereinafter defined) any Net Profits or Net Losses (as defined in Section 6.02) during any Fiscal Period shall be allocated as of the end of such Fiscal Period to the Capital Accounts of all the Partners in the proportions which each Partner's Capital Account as of the beginning of such Fiscal Period bore to the sum of the Capital Accounts of all the Partners as of the beginning of such Fiscal Period.

                 (b)      If in any fiscal year ("Current Year") the Net
         Profits allocated to the Capital Account of a Limited Partner pursuant to Section 6.01(a) exceed the Net Losses so allocated to such Limited Partner's Capital Account, there shall be reallocated to the General Partner as of the end of the Current Year an amount equal to 20% of such excess; provided, however, that this reallocation will be subject to a loss carryforward provision such that the amount so reallocated from such Limited Partner's Capital Account to the General Partner for the Current Year may not exceed 20% of the excess of the Net Profits for the Current Year over such Limited Partner's loss carryforward amount applicable to the Current Year and provided, further, that the amount reallocated from all Limited Partners to the General Partner shall not exceed the Net Profits of the Partnership for the Current Year. For purposes of the first proviso of the preceding sentence, the loss carryforward amount for a particular limited partner applicable to the Current Year shall be the sum of all prior year Net Losses allocated to the Limited Partner and not subsequently offset by prior year Net Profits. The loss carryforward amount shall be reduced proportionately to reflect any net withdrawals made by such Limited Partner subsequent to any such prior year Net Losses.

                 The total amount so reallocated pursuant to this Section 6.01(b) shall be credited as of the end of the fiscal year to the Capital Account of the General Partner and to the Capital Accounts of such Limited Partners as the General Partner shall designate.

                 (c) In the event of the retirement of a Partner at anytime other than the end of a fiscal year, the allocation provided for in Section 6.01(b) shall be made with respect to such Partner for the Fiscal Period ending on such date as though the last day of such Fiscal Period was the last day of a fiscal year. The amount so deducted from the Capital Accounts of all Partners who so retire shall be held in a "Suspense Account" until the end of such fiscal year at which time the total of such amounts shall be credited to the Capital Account of the General Partner up to the amount by which the Net Profit of the Partnership for such fiscal year exceeds the amount reallocated from the Limited Partners under Section 6.01(b) or such fiscal year, and the balance, if any, of such amount shall be credited to the Capital Accounts of the Partners as of the last day of such fiscal year.

        Section 6.02 Determination of Net Profits and Net Losses. "Net Profits" or "Net Losses" of the Partnership for a Fiscal Period shall be determined on the accrual basis of accounting in accordance with generally accepted accounting principles consistently applied and further in accordance with the following:

                 (a) Net Profits and Net Losses shall include realized and unrealized profits and losses with respect to all securities positions. In computing such realized and unrealized profits and losses, profit and loss shall mean for each position held in a security during any Fiscal Year, the realized or unrealized appreciation or realized or unrealized depreciation, as the case may be, with respect to such position, determined by comparing the net proceeds from the closing of such position or the market value of such position at the end of such Fiscal Period with (i) the cost of such position if established during such Fiscal Period or (ii), if such position were established during a prior Fiscal Period, the market value of such position at the end of the last preceding Fiscal Period. Securities contributed to the Partnership shall be treated as if purchased by the Partnership at market value on the date of contribution and securities distributed from the Partnership shall be treated as if sold by the Partnership at market value on the date of distribution.

                 (b) The market value of positions in securities shall be as follows: securities that are listed on the consolidated tape and are freely transferable shall be valued at their last sales price on the consolidated tape on the date of determination, or, if no sales occurred on such day, at the "bid" price on the consolidated tape at the close of business on such day if held long and at the "asked" price at the close of business on such day if sold short. Securities traded over the counter which are freely transferable shall be valued at the last sales price on the date of determination, or, if no sales occurred on such day, at the "bid" price at the close of business on such day if held long and at the "asked" price at the close of business on such day if sold short. Notwithstanding the foregoing, if in the reasonable judgment of the General Partner, in its sole and absolute discretion, the listed price for any security held by the Partnership does not accurately reflect the value of such security, the General Partner may value such security at a price which is greater or less than the quoted market price for such security. All other assets of the Partnership shall be valued in the manner determined by the General Partner.

                 (c) There shall be deducted in computing Net Profits and Net Losses estimated expenses for legal and audit services and other expenses, if any, in respect of the particular Fiscal Period (whether performed therein or to be performed thereafter), and such reserves for contingent liabilities of the Partnership, including estimated expenses, if any, in connection therewith, as the General Partner shall determine. The fee payable to the General Partner pursuant to Section 4.04 shall be deducted in computing Net Profits and Net Losses; however, Office Overhead Expenses borne by the General Partner pursuant to Section 4.03 shall not be deducted in computing Net Profits and Net Losses.

                 (d) The Organizational Expenses of the Partnership shall be amortized over a period of 60 months from the formation of the Partnership and the amortizable portion of the Organizational Expenses shall be deducted in computing Net Profits and Net Losses.

         Section 6.03 Hot Issues. In the event the General Partner decides to invest in securities which are the subject of a public distribution and which the General Partner, in its sole discretion, believes may become a "hot issue" as that term is defined in Article III,

Section 1 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., such investment shall be made in accordance with the following provisions:

                 (a) any such investment made in a particular Fiscal Period shall be made in a special account (the "Hot Issues Account");

                 (b) only those Partners who do not fall within the proscription of Article III, Section 1 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "Unrestricted Partners") shall have any beneficial interest in the Hot Issues Account;

                 (c) each Unrestricted Partner shall have a beneficial interest in the Hot Issues Account for any Fiscal Period in the proportion which (i) such Unrestricted Partner's Capital Account as of the beginning of the Fiscal Period bore to (ii) the sum of the Capital Accounts of all Unrestricted Partners as of the beginning of such Fiscal Period;

                 (d) funds required to make a particular investment shall be transferred to the Hot Issues Account from the regular account of the Partnership; securities involved in the public distribution shall be purchased in the Hot Issues Account, held in the Hot Issues Account and eventually sold from the Hot Issues Account or, if permitted, transferred to the regular account at fair market value as of the day of transfer as determined by the General Partner with such transfer being treated as a sale solely for purposes of computing Net Profits and Net Losses; if such securities are sold from the Hot Issues Account, the proceeds of the sale shall be transferred from the Hot Issues Account to the regular account of the Partnership;

                 (e) as of the last day of each Fiscal Period in which a particular investment or investments are held in the Hot Issues
         Account: (A) interest shall be debited to the Capital Accounts of the Unrestricted Partners in accordance with their beneficial interests in the Hot Issues Account at the brokers' call rate charged by the Partnership's principal broker during the period in that Fiscal Period that funds from the regular account have been held in or made available to the Hot Issues Account; and such interest shall be credited to the Capital Accounts of all the Partners, both General and Limited, in the proportions which (i) each Partner's Capital Account as of the beginning of such Fiscal Period bore to (ii) the sum of the Capital Accounts of all Partners as of the beginning of such Fiscal Period and (B) any Net Profits or Net Losses during such Fiscal Period with respect to the Hot Issues Account shall be allocated to the Capital Accounts of the Unrestricted Partners in accordance with their beneficial interests in the New Issues Account during the Fiscal Period; and

                 (f) the determination of the General Partner as to whether a particular Partner falls within the proscription of Article III, Section 1 of said Rules of Fair Practice shall be final.

        Section 6.04 Allocation of Prior Fiscal Period Items. Anything herein to the contrary notwithstanding, any items of income, gain, loss or deduction for a Fiscal Period ("Current Fiscal Period") attributable to any Partnership matter or transaction occurring during a prior Fiscal Period (such items of income, gain, loss or deduction are referred to herein as "Prior Fiscal Period Items") which shall exceed the lesser of (a) $100,000 or (b) 1% of the Capital Accounts of all Partners as of the beginning of the Current Fiscal Period may, in the sole and absolute discretion of the General Partner, be allocated among the Partners (including persons who have ceased to be Partners) in proportion to their Capital Accounts as of the beginning of such prior Fiscal Period. In the case of a person who is a Partner during the Current Fiscal Period, the Prior Fiscal Period Items shall be considered an item of Net Profit or Net Loss for the Current Fiscal Period for purposes of Section 6.01(b). In the case of a person who has ceased to be a Partner, the Prior Fiscal Period Items shall be considered an Item of Net Profit or Net Loss in the last fiscal period in which such person was a Partner for purposes of computing the allocation of such Prior Fiscal Period Items between the person who ceased to be a Partner and the General Partner.

                                  ARTICLE VII

                     ALLOCATION OF INCOME FOR TAX PURPOSES

        Section 7.01 Ordinary Deductions and Ordinary Income. For Federal income tax purposes, all items of deduction other than realized capital losses, and all items of income other than realized capital gains, shall be allocated, as nearly as is practicable, in accordance with the manner in which such items of deduction or income affected the amounts which were either deducted from or added to the Capital Accounts of the Partners.

        Section 7.02 Capital Gains and Losses on Contributed Securities. For Federal income tax purposes, capital gains and losses (short and long-term, as the case may be) recognized by the Partnership on the disposition of securities contributed by a Partner to the capital of the Partnership shall be allocated in accordance with the provisions of Section 704(c) of the Internal Revenue Code of 1986, as amended.

        Section 7.03 Other Capital Gains and Losses.  Except as provided in
Section 7.02, for Federal income tax purposes, capital gains and capital losses recognized in any Fiscal Period (short and long-term, as the case may be) shall be allocated, as nearly as is practicable, in accordance with the manner in which the aggregate of the increase or decrease in the value of the securities positions giving rise to such gains or losses was added to or deducted from the Capital Accounts of the Partners in such Fiscal Period and prior Fiscal Periods.

        Section 7.04 Allocation of Capital Gains to Retiring Partners. Notwithstanding Section 7.03 above, in the event a Partner withdraws all of his Capital Account from the Partnership, the General Partner in its sole and absolute discretion may make a special allocation to said Partner for Federal income tax purposes of the net capital gains recognized by the Partnership in such a manner as will reduce the amount, if any, by which such Partner's Liquidating Share (as defined in Section 10.01) exceeds his Federal income tax basis in his interest in the Partnership before such allocation.

                                  ARTICLE VIII

               WITHDRAWALS FROM CAPITAL ACCOUNTS AND RETIREMENTS

         Section 8.01 Permissible Withdrawals. A Partner may withdraw all or any part of his Capital Account (as defined in Section 5.01) in the manner and to the extent provided in Section 8.02.

         Section 8.02 Withdrawal Procedure.

                 (a) A Limited Partner may withdraw all or any part of his Capital Account as of June 30 and December 31 of any year; provided, however, that a Limited Partner may not make any withdrawals from his Capital Account until he has been a partner at least twelve full months. Any Limited Partner desiring to make a withdrawal from his Capital Account shall, not less than 30 days before the date of such withdrawal, give written notice to the Partnership of (i) such Limited Partner's intention to make such withdrawal and (ii) the amount thereof or the basis on which the amount thereof is to be determined.

                 (b) The General Partner may withdraw all or any part of its Capital Account at any time. Notwithstanding the above, the General Partner shall at all times maintain its Capital Account in an amount equal to at least the lesser of 1% of the total Capital Accounts in the Partnership and $500,000.

                 (c) A Partner withdrawing his entire Capital Account pursuant to this Section 8.02 shall be deemed to have retired as of the date of such withdrawal.

         Section 8.03 Payment on Retirement. Retirement of a Partner, whether by (a) withdrawal of such Partner's entire Capital Account, or (b) action of the General Partner under Section 8.04, shall be subject to the provisions of
Section 10.01.

         Section 8.04 Mandatory Retirement of a Limited Partner. The General Partner, in its sole and absolute discretion, may require any Limited Partner to retire from the Partnership at any time on not less than 20 days' notice, such retirement to be effective on the date specified in such notice. If the General Partner, in its sole and absolute discretion, deems it to be in the best interests of the Partnership to do so because the continued participation of any Limited Partner in the Partnership might cause the Partnership to violate any law, rule or regulation or expose the Partnership to litigation, arbitration, administrative proceedings or any similar action or proceeding, the General Partner may require such Limited Partner to retire from the Partnership at any time on not less than 5 days' notice, such retirement to be effective on the date specified in such notice. A Limited Partner who is so required to retire pursuant to this Section 8.04 shall be entitled to receive the value of his Liquidating Share (as defined in Section 10.01) computed as of the date on which such Limited Partner's retirement shall become effective.

        Section 8.05 Distributions in Cash or in Kind. All distributions to a Partner by reason of a Partner's withdrawal or retirement from the Partnership shall be made in cash or, in the discretion of the General Partner, in securities selected by the General Partner or partly in cash and partly in securities selected by the General Partner.

        Section 8.06 Death, Bankruptcy, Insanity or Disability of a Limited Partner. In the event the beneficial interest of a Limited Partner passes to his estate or another person by reason of his death, bankruptcy, insanity or disability, the General Partner may, with the consent of the estate or the person or persons to whom such interest passed, admit the estate or such person as a Limited Partner to the Partnership as a successor to the deceased, bankrupt insane or disabled Limited Partner. Except as otherwise provided in the preceding sentence, the deceased, bankrupt, insane or disabled Limited Partner shall be deemed to have elected to withdraw all of his Capital Account as of the last day of the calendar year in which the General Partner has been informed of the death, bankruptcy, insanity or disability of such Limited Partner.

                                   ARTICLE IX

                      TERM AND DISSOLUTION OF PARTNERSHIP

        Section 9.01 Term of Partnership. The Partnership shall continue until December 31, 2016 and thereafter from year to year, unless dissolved as hereinafter provided.

        Section 9.02 Dissolution of Partnership. The Partnership may be dissolved at any time by the General Partner, and thereupon the affairs of the Partnership shall be promptly wound up by the General Partner. The General Partner's retirement, dissolution or bankruptcy or Mr. Chapman's death, insanity, incapacitation such that he is unable to participate in the management of the Partnership in the same manner as immediately before the onset of incapacity or other cessation of involvement by him in the management of the Partnership for more than 60 consecutive days shall dissolve the Partnership, in which event the affairs of the Partnership shall be promptly wound up. In the event of the dissolution of the Partnership, the General Partner, or if the General Partner is unavailable, the person previously designated by the General Partner or if the General Partner has made no such designation, the person (or persons) designated by Limited Partners owning a majority in interest of the Capital Accounts of all the Limited Partners, shall wind up the affairs of the Partnership. Such person shall take all steps necessary or appropriate to wind up the affairs of the Partnership as promptly as practicable thereafter. Such person is hereinafter referred to as the "Liquidator." Neither the admission of Partners nor the retirement of a Limited Partner shall dissolve the Partnership.

        Section 9.03 Procedure on Winding Up.

                 (a) Upon the winding up of the Partnership, a full account of the assets and liabilities of the Partnership shall be taken and the assets of the Partnership shall be liquidated to the extent determined by the General Partner (or the Liquidator) and, as promptly as practicable, the cash proceeds thereof shall be applied in the following order of priority:

                        (i) to the payment of all debts, taxes, obligations and liabilities of the Partnership including the expenses of liquidation; provided that the General Partner (or the Liquidator) may establish reserves for contingent liabilities of the Partnership in an amount (including estimated expenses, if any, in connection therewith) determined by the General Partner (or the Liquidator) and upon the satisfaction of such contingent liabilities the amounts, if any, remaining in such reserves shall be distributed as provided in subparagraphs (i) and (ii) of this Section 9.03(a); and

                       (ii) to the payment to Partners of their remaining Capital Accounts in proportion to the amounts thereof.

                 (b)      Distributions to a Partner pursuant to subparagraph
        (a)(ii) may be made in installments and shall be made in cash or, in the discretion of the General Partner (or the Liquidator), in securities selected by the General Partner (or the Liquidator), or partly in cash and partly in securities selected by the General Partner (or the Liquidator).

                 (c) Upon the winding up of the Partnership, the name of the Partnership and its good will shall not be appraised, sold or otherwise liquidated but shall remain the exclusive property of the General Partner.

                 (d) Within 90 days after the completion of the winding up of the Partnership, the General Partner (or the Liquidator) shall cause to be prepared and forwarded to each Partner a final statement and report of the Partnership, prepared in accordance with Section 11.04.

                                   ARTICLE X

                          PAYMENTS TO AND BY A PERSON
                         WHO HAS CEASED TO BE A PARTNER

         Section 10.01 Payments on Retirement, Death, Bankruptcy, Insanity or Disability of any Partner. Within 30 days after (a) the date of retirement of a Partner hereunder or (b) in the discretion of the General Partner, the last day of the fiscal year during which a Partner died or became bankrupt, insane or disabled, there shall be paid or distributed to such Partner or to the legal representative of such Partner, an amount in cash or, as determined by the General Partner, in securities selected by the General Partner or in cash and securities selected by the General Partner, equal in value to not less than 90% of the estimated amount of the Liquidating Share (as hereinafter defined) of such Partner. Promptly after the General Partner has determined the Capital Accounts of the Partners as of such date (which in the General Partner's discretion may be after the Partnership's independent public accountants have completed their examination thereof required by Section 11.04), the Partnership shall pay to such Partner or his representative, in cash and/or securities selected by the General Partner, the amount of the excess, if any, of the Liquidating Share of such Partner over the amount previously paid, or such Partner or representative shall return and pay to the Partnership in cash the amount of the excess, if any, of the amount so paid over such Liquidating Share, in each case together with interest thereon, to the extent permitted by applicable law, from the applicable date referred to in clauses (a) and (b) above to the date of the payment at an annual rate equal to the brokers' call rate charged on such applicable date by the Partnership's principal broker.
The term "Liquidating Share", when used with respect to any retiring, deceased, bankrupt, insane or disabled Partner, shall mean the Capital Account of such Partner on the date in question.

         Section 10.02 Reserve for Liability and Payment of Prior Fiscal Period Items by Person Who Has Ceased to be a Partner.

         (a) The right of any retired, deceased, bankrupt, insane or disabled Partner (or their legal representative) to have distributed the Liquidating Share of such Partner shall in all instances be subject to retention by the Partnership of a reserve, in such amount as shall be determined by the General Partner, in its sole and absolute discretion, for Partnership liabilities and for other contingencies. Commencing on the applicable date referred to in clauses (a) and (b) of Section 10.01, the reserve shall bear interest, payable on each December 31 after such date, at an annual rate equal to the brokers' call rate charged by the Partnership's principal broker from time to time. Upon determination by the General Partner that such reserve (or portion thereof) is no longer required there shall be distributed to such Partner his proportionate share of the reserve which is no longer required together with interest thereon. However, if the General Partner determines that the reserve or any portion thereof is necessary to pay Partnership liabilities or other contingencies, no interest accrued on such reserve or portion thereof shall be paid to the retiring Partner.

         (b) A person who has ceased to be a Partner will be liable for his proportionate share of Prior Fiscal Period Items as provided in Section 6.03 in addition to his share of the reserve established with respect to such person pursuant to Section 10.02(a) and such person shall pay his share of such amounts promptly on demand, but the amount to be paid shall not be in excess of his Capital Account at the time such Prior Fiscal Period Item arose.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         Section 11.01 Designation of Attorney. Each of the undersigned for himself hereby irrevocably constitutes and appoints Chapman Capital L.L.C. and Robert L. Chapman, Jr., and each of them, as his true and lawful attorney in his name, place and stead, to make, execute, sign and file:

                 (a) the Certificate of Limited Partnership and any amendment thereto or termination thereof which is or may be required by the laws of the State of Delaware;

                 (b) any certificate required by reason of the dissolution of the Partnership; and

                 (c) any application, certificate, report or similar instrument or document required to be submitted by or on behalf of the Partnership to any governmental or administrative agency or body, to any securities exchange, board of trade, clearing corporation or association or to any self-regulatory organization or trade association.

Said attorney is not by this Section 11.01 granted any authority on behalf of the undersigned to amend this Agreement.

         Section 11.02 Withholding Taxes. Any taxes, fees or other charges the Partnership is required to withhold under applicable law with respect to any Partner shall be withheld by the Partnership (and paid to the appropriate governmental authorities) and shall be deducted from the Capital Account of such Partner as of the last day of the Fiscal Period with respect to which such amount is required to be withheld.

         Section 11.03 Maintaining Books of Account. Proper and complete books of account shall be kept at all times and shall be open to inspection by any Partner or their accredited representative at reasonable times during office hours.

         Section 11.04 Audit of Books. The books of account and records of the Partnership shall be audited as of the end of each fiscal year by independent certified public accountants designated from time to time by the General Partner.

         Section 11.05 Reports to Partners. The Partnership shall furnish to the Partners unaudited reports of the performance of the Partnership promptly after the end of each fiscal quarter and the audited financial statements of the Partnership prepared by the Partnership's independent certified accountants promptly after the end of each fiscal year. In addition, as promptly as practicable after the end of each fiscal year, the Partnership shall send to each Partner a report indicating the amounts representing their respective share of net long-term capital gain or loss, net short-term capital gain or loss and operating profit or loss for purposes of reporting such amounts for Federal income tax purposes.

         Section 11.06 Amendment of Agreement. This Agreement may be amended by the General Partner in any manner that does not adversely affect any Limited Partner. Except as otherwise provided in this Section 11.06, this Agreement may also be amended by action taken by both (a) the General Partner and (b) the Limited Partners owning a majority in interest of the Capital Accounts owned by the Limited Partners at the time of the amendment, provided that such amendment does not discriminate among the Limited Partners.

         Section 11.07 Notices. All notices provided for under this Agreement shall be in writing and shall be sufficient if sent by first-class mail to the last-known address of the Partnership or of any other party to whom such notice is to be given. A Partner may change his or its address for purposes of this Agreement upon five days' prior written notice to the General Partner.

         Section 11.08  Binding Effect of Agreement.  This Agreement, including
Section 11.01 hereof, shall be binding on the successors, assigns and the legal representatives of each of the Partners.

         Section 11.09 Counterparts. This Agreement may be executed in more than one counterpart with the same effect as if the Partners executing the several counterparts had all executed one document.

         IN WITNESS WHEREOF, the undersigned has hereunto signed this Agreement on the date set forth below.


General Partner:                            Limited Partner:

Chapman Capital L.L.C.

By:________________________________         ________________________________
      Robert L. Chapman, Jr.                Type in name of Limited Partner

                                            ________________________________
                                            Signature of Limited Partner
                                            or Authorized Signatory

                                            Date of Signature:______________

                                            ________________________________
                                            Type in name and title of
                                            Authorized Signatory